Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 29, 2024 relating to the consolidated financial statements, which appears in Clearsign Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BPM CPA LLP

March 29, 2024

Santa Monica, California